Nasdaq: RNVA Diagnostics and Supportive Software Solutions to Healthcare Providers Filed Pursuant to Rule 433 Registration No. 333 - 211515 July 11, 2016

This presentation includes forward - looking statements about Rennova Health’s anticipated results that involve risks and uncertainties . Some of the information contained in this presentation, including statements as to industry trends and plans, objectives, expectations and strategy for the combined businesses, contains forward - looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward - looking statements . Any statements that are not statements of historical fact are forward - looking statements . When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc . ), or similar expressions, identify certain of these forward - looking statements . Important factors which could cause actual results to differ materially from those in the forward - looking statements are detailed in filings made by Rennova Health with the Securities and Exchange Commission . Rennova Health undertakes no obligation to update or revise any such forward - looking statements to reflect subsequent events or circumstances, except to the extent required by applicable law or regulation . Note : This presentation includes certain “Non - GAAP” financial measures as defined by SEC rules . As required by the SEC, we have provided a reconciliation of those measures to the most directly comparable GAAP measures on the Regulation G slide included as slide 16 of this presentation . Non - GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results . Forward Looking Statements and Non - GAAP Information 2

This presentation highlights basic information about us and the proposed public offering . Because this presentation is a summary, it does not contain all of the information you should consider before investing in our securities . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering . The registration statement has not yet become effective . Before you invest, you should carefully read the preliminary prospectus, the registration statement, and any other documents incorporated by reference therein for more complete information about us and this proposed public offering . You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC web site at http : //www . sec . gov . Alternatively, a copy of the preliminary prospectus relating to the offering may be obtained, when available, by contacting Joseph Gunnar & Co . , LLC Prospectus Department, Thirty Broad Street, 11 th Floor, New York, NY 10004 , telephone : 212 - 440 - 9600 , e - mail : prospectus@jgunnar . com . 3 Free Writing Prospectus Statement

Issuer: Rennova Health, Inc. Exchange & Ticker: NASDAQ: RNVA Expected Offering Size: Approximately $10,000,000 of Units consisting of Convertible Preferred Stock and Warrants or Common Stock and Warrants (including the 15% over - allotment option) Use of Proceeds: Working capital and g eneral corporate purposes; Continued development of new diagnostics processes and methodologies; Continued development, roll out and implementation of Electronic Health Record (EHR) and Revenue Cycle Management (RCM – Medical Billing) services; Possible acquisitions or expansions Sole Book - Runner: Joseph Gunnar & Co., LLC 4 Offering Summary

We are Rennova Health 5 Healthcare is Being Transformed

• Five - year history of operations with multiple significant milestones • Substantial and profitable revenues from our core lab testing business • We operate in a very sizable and well established market place • Focused strategic growth plan from a solid foundation • We have a capable, experienced management team • Multiple laboratories in place with potential for additional tests • Value added products launched in 4 Q 2015 to drive further growth • EHR & Practice Management product for Substance Abuse sector • Medical Billing services launched to customers • We have significant opportunity for growth of core business revenues ; historically > 90 % of current revenues have been derived from diagnostics • Supportive software solutions provide additional revenue opportunity and a more sustainable relationship with our customers • We have secured in - network contracts with a number of payers and secondary networks nationwide Rennova has positioned itself to maintain a sustainable long term relationship with medical providers by providing a number of essential products and services, creating efficiencies for the provider and benefiting from additional revenue for the provision of these services and products 6 Key Investment Highlights

• The diagnostics sector has changed dramatically in the last few years • Paper records and faxes meant different vendors to a medical provider could function side by side without communication • Electronic platforms and integration have created a need for providers of solutions to communicate efficiently, accurately, automatically and fast • Medical providers need more than just diagnostics; they need an increasing number of integrated and interoperable solutions to enable their business to function • Our core business is diagnostics: Historically >90% of our revenue is from diagnostics The focus on diagnostics combined with supportive software solutions means that is now changing • Compliance needs have increased with an ever more demanding regulatory and payer environment 7 Rennova Offers a Single Source Solution for Medical Providers

Clinical Lab S ervices Revenue Cycle Management Software S olutions Single Source Solution 5 Clinical Laboratories Integrated Medical Billing Company Proprietary Lab ordering and reporting Laboratory Information System (LIS) EHR / Practice Management Solution Interpretation and Decision Support Our core business is diagnostics: Historically >90% of our revenue has been derived from diagnostics That is changing: 8 Rennova Offers a Single Source Solution for Medical Providers

Clinical Laboratory Operations Segment • 54% increase in monthly insured samples processed by our labs for the first two months of the second quarter of 2016 versus the average monthly insured samples for the first quarter of 2016. This increase in samples has resulted in: • 12% increase in monthly insured tests performed • 19% increase in monthly revenue • We are now experiencing the benefits of our stance on compliance in light of the current disruption in the toxicology sector – a major focus of our Clinical Laboratory Operations segment • Added 27 clients to our active customer base since December 31, 2015 • 12 added in the second quarter of 2016 • Obtained 13 new state Medicaid licenses in 2016, including 8 in the second quarter, bringing our total state Medicaid licenses to 20 • Entered into five new payer in - network contracts in 2016, bringing our total payer contracts to eleven • Allows us to target our sales efforts toward medical providers who participate in these networks 9 Recent Developments

Supportive Software Solutions Segment • Our integrated software solution will result in a much more sustainable relationship with our customers • Added 29 new EHR clients in 2016 • 18 being added in the second quarter of 2016 • Launched Electronic Medication Administration Records (“ eMAR ”), an enhanced version of our EHR software, in the second quarter of 2016 • eMAR automates the gathering, consolidating and presenting of data • Allows physicians to transition additional processes from paper to our software platform • More speed and accuracy than any manual system Corporate and Company - Wide • Successfully executed reductions in operating expenses during the second quarter of 2016 • Resulted in approximately $2.1 million in annualized savings • Moved a significant portion of our laboratory testing in - house from third party providers • Completed in the first half of 2015 • Resulted in approximately $2.4 million in annual cost savings 10 Recent Developments

Merger & Nasdaq listing Supportive Software Development Completed Lab Development Launched in 4 th Quarter of 2015: • Medical Mime EHR product & billing services designed for substance abuse treatment sector • CollabRx for cancer diagnostics and decision support • Rebranded to Rennova Health, Inc. after completion of merger and Nasdaq listing 11 2015 Accomplishments

Drug and Alcohol Rehabilitation • Total Market Size – estimated at $35 Billion* • Large and growing number of facilities in a fragmented market • Between 14,500 to 16,700 outpatient clinics* Market growth from high demand: • Over 23 million Americans are addicted to alcohol and other drugs** • The number of Americans in addiction treatment ranges from 2.5 million to 4.1 million*** • 3 to 5 million people who have a diagnostic addiction disorder warranting treatment will gain coverage through healthcare reform**** • Six states currently require some form of urine toxicology testing for the treatment of substance abuse or opioid therapy, and at least nine other states recommend such testing in their medical treatment guidelines Pain Management Sector • Total Market Size – estimated at $2 - $4 Billion***** • Large and growing number of clinics in a fragmented market • Private clinics in the U.S. estimated between 1,500 and 2,500******** • More than 6,800 doctors specialize in pain management and more than 600,000 doctors are licensed to prescribe pain medication********** Market growth from high demand: • Chronic pain affects an estimated 100 million Americans, or one - third of the U.S. population****** • Approximately 25 million people experience moderate to severe chronic pain with significant pain - related activity limitations and diminished quality of life***** • Between 5 to 8 million people use opioids for long - term pain management********* • In 2012, U.S. providers wrote 259 million prescriptions for opioid painkillers******* Market Drivers Lab Services Drivers • Secular growth • Compliance Value - added services • Efficiency • Cost • Revenue cycle management Sources: *IBIS World, **The National Council on Alcoholism and Drug Dependency , ***SAMHSA, **** National Association of Alcoholism and Drug Abuse Counselors ***** The U.S. Addiction Rehab Market, Bharat Publication, ******NIH, *******CDC and Pain Physician Publication . 12 Our Target Markets ******** U.S. Department of Justice and Federal Trade Commission, “Horizontal Merger Guidelines, August 2012, ********* National Institutes of Health “Pathways to Prevention Workshop: The Role of Opioids in the Treatment of Chronic Pain”, September 2014, ********** Champion Pain Care Corp 10 - K filing and t he U.S. Addiction Rehab Market, Bharat Publication

13 Rennova Health Licensing Map

Our Payers

- **Initiated Medicaid Licensing & Third Party Payer Initiative in December 2015**
  - Applied for Medicaid Licenses in 31 States
  - As of June 30, 2016, we possess Medicaid Licenses in 20 States

- **Current Third Party Insurance Payer Contracts**
  - Blue Shield of California
  - Coventry (National Contract)
  - Corvel
  - Multiplan
  - PrimeHealth
  - FedMed
  - HealthSmart
  - America's Choice Provider Network
  - Tricare – South (Humana Military)
  - Health Net Services (Tricare North)
  - Three Rivers Provider Network

Solutions Driven by Innovation
14

Reconciliation of Adjusted Measures to GAAP displayed on next slide 15 History in Numbers $3,993,000 $21,076,000 $41,889,000 $59,429,000 $37,887,000 $621,000 $4,183,000 $14,775,000 $19,749,000 $3,714,000 $- $10,000,000 $20,000,000 $30,000,000 $40,000,000 $50,000,000 $60,000,000 $70,000,000 2011 2012 2013 2014 2015 Adjusted Revenues Adjusted EBITDA

(in thousands) 2011 2012 2013 2014 2015 GAAP Net Revenue 3,993$ 21,076$ 41,889$ 57,928$ 18,393$ Reserve for Aged Accounts Receivable - - - 1,501 19,494 Adjusted Revenues 3,993$ 21,076$ 41,889$ 59,429$ 37,887$ GAAP Pretax Income 415$ 3,228$ 13,829$ 15,382$ (44,991)$ Depreciation and Amortization 18 66 408 1,500 2,750 Interest Expense 175 654 475 514 2,690 Impairment of Goodwill and Intangibles - - - - 20,143 Stock Compensation Expense 13 235 63 852 3,628 Reserve for Aged Accounts Receivable - - - 1,501 19,494 Adjusted EBITDA 621$ 4,183$ 14,775$ 19,749$ 3,714$ Depreciation and Amortization (18) (66) (408) (1,500) (2,750) Cash Interest Expense (175) (409) (242) (511) (1,164) Provision for Income Taxes at Standard 38.8% (166) (1,439) (5,481) (6,882) 78 Adjusted Net Income 262$ 2,269$ 8,645$ 10,856$ (122)$ Reconciliation of GAAP to Adjusted Measures 16 Select Income Statement Items

Strategy 17

Create a sustainable relationship with our customers to grow recurring revenue and provide value to our shareholders How? Build from a toxicology - focused company to: 1. A significant and diverse diagnostics business 2. Offering supportive software solutions that add value by generating sustainable customer relationships and revenue 3. Exploring and developing new opportunities to improve provider and patient experiences and outcomes. Remain proactive to the needs of patients and medical providers. 18 The Long Term Strategy

• Strengthen Core Diagnostic Business o Capitalize on recent disruption in toxicology sector o Increase Clinical testing o Grow Pharmacogenomics testing with Genomas o Launch DTC (Direct to Consumer) testing – initial ambition, testosterone • Accelerate Growth and/or Launch: o Supportive software product sales (EHR in Rehab sector) o Medical Billing services as an integrated service o Interpretation and decision support in cancer diagnostics directly to doctors and public o Investigate opportunities for cancer diagnostics leveraging Genomas capabilities 19 2016 Goals

Program Objectives: • Ensure consistency in messaging and information • Provide effective and easy to use platform • Make information accessible anytime and from anywhere • Enable opportunity for monitoring and assessment Initially for sales reps, but to be expanded over time for all employees. Goal is 100% training compliance. 20 Online Training Program Launch to Deliver Increased Sales

Epinex Diagnostics, Inc. Genomas Genomics based diagnostics - drug management solution Diabetes and rapid diagnostic tests for providers & consumers 21 Business Development Opportunities

Seamus Lagan CEO • 20 years experience in the restructuring, development and management of startup and small companies Jason Adams CFO • CFO in behavorial health sector and Senior Financial Management of public companies Victoria Nemerson, Esq. Corporate Counsel • 25 years experience as a trial and defense attorney in the healthcare sector Steven Burdelski Chief Compliance Officer • 25 years with the FBI with responsibility for corporate and legal compliance to improve performance Jack Seeley Marketing & Sales – Diagnostics sector • 14 years experience in toxicology and Former VP for Solstas Lab Partners (now Quest Diagnostics) Al Lechner EVP of Sales, Software Solutions • 30 years with GE Healthcare • Responsible for healthcare technology & software sales. Sebastien Sainsbury Investor & Public Relations • Banking and wealth management and 10 years on the Board of AIG International Tiffany Vandemark EVP, Marketing • 18 years in marketing • Oversaw the launch and first four years of Chobani (Greek yogurt) 22 Rennova Management

Thomas Mika Chairman of Rennova, CEO of CollabRx (subsidiary) • 10 years as Chairman and CEO of a Nasdaq listed Company • Oversaw a number of public offerings. • Bachelor of Science degree in Microbiology, MBA Harvard Seamus Lagan CEO • 20 years experience in the restructuring, development and management of startup and small companies • Founder, investor and shareholder Christopher Diamantis Director • Chairman and CEO of Integrated Financial Settlements, Inc., a structured settlement consulting firm. Michael Goldberg Director • 16 years as CEO of an AMEX - listed healthcare company that acquired 23 labs and 2 hospitals under his tenure Dr. Paul Billings Director • A nationally recognized expert on genomic and precision medicine. Has served as Chief Medical Officer or Director of some of the nation‘s largest health care companies Benjamin Frank Director • Retired lawyer and businessman who served as Chairman of the Board of the Healthcare District of Palm Beach County Robert Lee Director • 16 years as a Managing Director of Morgan Stanley Dean Witter • Managing Director of the M&A group at Morgan Stanley, where he worked closely with financial sponsors. • Chairman of numerous audit committees 23 Board of Directors

24 Capitalization at July 8, 2016 As of July 8, 2016 - Pro-Forma @ $0.54/Share: Common Shares Outstanding 14,782,557 Dilutive Potential Shares: Stock Options @ WAVG $6.03 17,465,675 Warrants 6,834,569 Convertible Debt 1,851,852 Convertible Preferred Stock 22,180,995 Dilutive Potential Shares Arising From Exchange (1): Warrants 3,817,403 Convertible Preferred Stock 12,621,152 Total Dilutive Potential 64,771,645 Fully Diluted Common Shares Outstanding 79,554,202 (1) We are currently negotiating with the holders of our Series C Convertible Preferred Stock and the holders of our warrants to purchase common stock issued December 30, 2015, to exchange such securities for shares of a newly - authorized series of preferred stock an d new warrants. The dilutive potential shares presented are based upon our current exchange offer. No assurance can be given that such exchange will be consummated or, if it is, on what terms.

Rennova Health, Inc. Phone: 844 - RENNOVA 400 South Australian Avenue Email: info@rennovahealth.com 8th Floor www.rennovahealth.com West Palm Beach, FL 33401 25 Key Investment Highlights • Five - year history of operations with multiple significant milestones • Substantial and profitable revenues from our core lab testing business • We operate in a very sizable and well established market place • Focused strategic growth plan based off a solid foundation • We have a capable, experienced management team • Multiple laboratories in place with potential for additional tests • Value added products launched in 4 Q 2015 to drive further growth • EHR & Practice Management product for Substance Abuse sector • Medical Billing services launched to customers • We have significant opportunity for growth of core business revenues ; Historically > 90 % of current revenues have been derived from diagnostics • Supportive software solutions provide additional revenue opportunity and a more sustainable relationship with our customers • We have secured in - network contracts with a number of payers and secondary networks nationwide Rennova has positioned itself to maintain a sustainable long term relationship with medical providers by providing a number of essential products and services, creating efficiencies for the provider and benefiting from additional revenue for the provision of these services and products